Exhibit 99.1

CytoSorbents Continues Strong Trajectory of Growth in the Third Quarter 2017

Company achieved record quarterly total sales of $3.8 million, and record quarterly and trailing twelve-month product sales of $3.4 million and $11.7 million, respectively

MONMOUTH JUNCTION, N.J., November 9, 2017 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader using blood purification to prevent or treat life-threatening injury and infection in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending September 30, 2017.

Third Quarter 2017 Financial Highlights:

•	Total Q3 2017 revenues increased 59% to $3.8 million, which includes both product sales and grant income, up from $2.4 million in Q3 2016
•	Q3 2017 product sales were $3.4 million, an increase of 61% or $1.3 million, compared to $2.1 million in Q3 2016, driven by record unit sales
•	Product gross margins for Q3 2017 were approximately 69% as compared to 68% for Q3 2016, a result of the mix of direct and distributor sales
•	Trailing twelve month product sales for the period ending September 30, 2017 were $11.7 million, compared to $7.1 million for the period ending September 30, 2016
•	As of September 30, 2017, the Company had $15.4 million in cash and cash equivalents, which is expected to provide sufficient working capital to fund our operations and clinical trials into 2019

Third Quarter 2017 Operational Highlights:

•	More than 31,000 CytoSorb treatments have been delivered worldwide for critical care illnesses and cardiac surgery, an increase from 17,000 a year ago
•	Awarded the 2017 Global Frost & Sullivan Award for Product Leadership in Blood Purification
•	Awarded $1 million Small Business Technology Transfer (STTR) Phase II contract to advance development of life-saving universal plasma
•	Awarded $0.7 million grant from the US Army Medical Research and Materiel Command to develop therapies to acutely stabilize severe burn victims
•	Expanded distribution of CytoSorb to Panama with Droguería Ramón González Revilla (DRGR)
•	Entered into a co-development agreement with Aferetica to use CytoSorbents’ adsorptive technologies to enhance the success of solid organ transplant
•	Launched the CytoSorb Therapeutic ECMO™ kit to enable the quick and safe exchange of CytoSorb with extracorporeal membrane oxygenation (ECMO), as a way to reduce inflammation and improve gas exchange

•	In support of World Sepsis Day, sponsored the Sepsis Heroes Gala hosted by the Sepsis Alliance to raise awareness of sepsis, and sponsored the Roger Bone Prize, awarded by the German Sepsis Society to a young investigator for excellence in clinical sepsis research

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “CytoSorb® usage continues to expand as a potent treatment of deadly inflammation in both critical care and cardiac surgery, powering our strongest quarterly results to date. In the first three quarters of 2017, we have already exceeded 2016 full year CytoSorb sales. With an expected solid finish to the year, and with numerous catalysts such as higher reimbursement in Germany, the recent launch of our co-marketing agreement with Fresenius Medical Care in 5 countries with more to come, new product releases such as our CytoSorb Therapeutic ECMO™ kit, continued geographic expansion with our distribution partners, and increased capacity with anticipated product gross margin improvements, we believe we are well-positioned to achieve continued rapid growth and our target of operating profitability in 2018.”

“Meanwhile, we are working diligently to initiate our U.S.-based, REFRESH 2 cardiac surgery trial by the end of 2017. This pivotal, registration trial is designed to support U.S. regulatory approval of CytoSorb for complex cardiac surgeries like valve replacement. We have already met with the FDA to discuss our proposed trial design and will provide an update when we have more information on our investigational device exemption (IDE) application.”

“With now more than 31,000 CytoSorb treatments delivered in a wide range of life-threatening illnesses and open heart surgeries, we can look back and see how far we have come from the first clinical studies, done many years ago, when we were treating patients very late in the course of their disease, and for only six hours a day. Our knowledge and understanding of how and when to treat has advanced tremendously, where today, physicians are using CytoSorb early, aggressively, and continuously, and obtaining positive clinical outcomes. We continue to see an acceleration of publications highlighting the use of CytoSorb in a wide range of indications. For example, we have had some extremely exciting data recently where CytoSorb has helped to tip the balance of life in many patients by improving hemodynamic stability, organ dysfunction, and survival.

•	Reversal of refractory shock (20 patients) - a condition that kills more than 80% of patients
•	Infective endocarditis (39 patients) – a heart valve infection that often requires open heart valve replacement surgery, increasing in frequency due to dirty needles and the heroin/opioid epidemic
•	Acute exacerbation of multiple sclerosis (case report) – The first documented case report using CytoSorb in a debilitating autoimmune disease that attacks the central nervous system
•	H1N1 influenza (7 patients) – the deadly flu strain responsible for the 2009 “swine flu” pandemic that still continues to infect thousands of people each year, as reported by partner Biocon

In addition, we reported impressive survival data using CytoSorb in rat models of traumatic brain injury and hemorrhagic shock. Given that these two injuries are the leading causes of death in trauma, we hope to demonstrate similar benefits in humans in the future.”

Dr. Chan concluded, “Finally, we are very pleased with the growing recognition of our company as a leading innovator in the treatment of critical illnesses and complications of cardiac surgery by major organizations, with the 2017 Global Frost & Sullivan Product Leadership Award in Blood Purification, and today’s announcement of being named to the Deloitte Technology Fast 500™ as one of the fastest growing, innovative and impactful companies in North America.”

Results of Operations

Adoption of New Accounting Standard:

Effective September 30, 2017, the Company adopted the provisions of Accounting Standards Update (“ASU”) 2017-11, “Earning Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815). The provisions of this ASU change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The fair value of a financial instrument with a down round feature is now required to be classified as a component of stockholders equity, as opposed to a liability as it was previously required to be reported. In addition, this recorded fair value of the financial instrument is no longer to be subsequently remeasured. When the down round feature of the financial instrument is triggered due to a change in the underlying strike price, the change in the fair value is now required to be treated as a dividend and as a reduction of income available to common stockholders in accordance with the guidance of ASC-260. Accordingly, the Company has restated its current and historical financial statements to properly reflect the provisions of this ASU.

Comparison for the three months ended September 30, 2017 and 2016:

Revenues:

Revenue from product sales was approximately $3,449,000 in the three months ended September 30, 2017, as compared to approximately $2,143,000 in the three months ended September 30, 2016, an increase of approximately $1,306,000, or 61%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $375,000 for the three months ended September 30, 2017 as compared to approximately $269,000 for the three months ended September 30, 2016, an increase of approximately $106,000. This increase was a result of revenue recognized from new grants.

As a result of the increases in both product sales and grant income, for the three months ended September 30, 2017, we generated total revenue of approximately $3,824,000, as compared to total revenues of approximately $2,412,000, for the three months ended September 30, 2016, an increase of approximately $1,412,000 or 59%.

Cost of Revenues:

For the three months ended September 30, 2017 and 2016, cost of revenue was approximately $1,517,000 and $964,000, respectively, an increase of approximately $553,000. Product cost of revenues increased approximately $385,000 during the three months ended September 30, 2017 as compared to the three months ended September 30, 2016 due to increased sales. Product gross margins were approximately 69% for the three months ended September 30, 2017, as compared to approximately 68% for the three months ended September 30, 2016.  This increase in gross margin was primarily due to the mix of direct and distributor sales.

Research and Development Expenses:

For the three months ended September 30, 2017, research and development expenses were approximately $538,000 as compared to research and development expenses of approximately $1,172,000 for the three months ended September 30, 2016. The decrease of approximately $634,000 was due to a decrease in costs related to our various clinical studies and trials of approximately $519,000 and an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $168,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs. These decreases were offset by an increase in our non-clinical research and development activities of approximately $53,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $238,000 for the three months ended September 30, 2017, as compared to approximately $279,000 for the three months ended September 30, 2016. The decrease of approximately $41,000 was due to a decrease in legal fees of approximately $29,000 related to certain corporate initiatives in the three months ended September 30, 2016 that did not recur in the three months ended September 30, 2017 and a decrease in consulting fees of approximately $23,000. These decreases were offset by an increase in auditing and accounting fees of approximately $11,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $3,680,000 for the three months ended September 30, 2017, as compared to approximately $2,141,000 for the three months ending September 30, 2016. The increase of $1,539,000 was due to an increase in non-cash stock-based compensation expense of approximately $927,000 primarily based upon progress toward meeting the 2017 operating milestones, increases in salaries, commissions and related costs of approximately $94,000 due to headcount additions and personnel related costs, an increase in royalty expenses of approximately $124,000 due to the increase in product sales, additional sales and marketing costs, which include advertising and conferences of approximately $220,000, an increase in rent expense of approximately $29,000 related to facility expansion, an increase in public relations costs of approximately $42,000, an increase in stock transfer fees of approximately $6,000, an increase in office supplies and related expenses of approximately $47,000 and other general and administrative cost increases of approximately $50,000.

Interest Income (Expense):

For the three months ended September 30, 2017, interest expense was approximately $254,000, as compared to interest expense of approximately $117,000 for the three months ended September 30, 2016. This increase in interest expense of approximately $137,000 is directly related to interest expense incurred related to the Company’s draw down of Term Loan B with Bridge Bank on which $5,000,000 was drawn on June 30, 2017 and was outstanding for the three months ended September 30, 2017.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended September 30, 2017, the gain on foreign currency transactions was approximately $349,000, as compared to approximately $73,000 for the three months ended September 30, 2016. The 2017 gain is directly related to the increase in the exchange rate of the Euro at September 30, 2017 as compared to June 30, 2017. The exchange rate of the Euro to the U.S. dollar was $1.17 per Euro at September 30, 2017 as compared to $1.14 per Euro at June 30, 2017. The 2016 gain is directly related to the increase in the exchange rate of the Euro at September 30, 2016 as compared to June 30, 2016. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at September 30, 2016 as compared to $1.11 per Euro at June 30, 2016.

Comparison for the nine months ended September 30, 2017 and 2016:

Revenues:

Revenue from product sales was approximately $9,086,000 in the nine months ended September 30, 2017, as compared to approximately $5,593,000 in the nine months ended September 30, 2016, an increase of approximately $3,493,000, or 62%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $1,418,000 for the nine months ended September 30, 2017, as compared to approximately $851,000 for the nine months ended September 30, 2016, an increase of approximately $567,000, or 67%. This increase was a result of revenue recognized from new grants.

As a result of the increases in both product sales and grant income, for the nine months ended September 30, 2017, we generated total revenue of approximately $10,504,000, as compared to total revenue of approximately $6,444,000, for the nine months ended September 30, 2016, an increase of approximately $4,060,000, or 63%.

Cost of Revenues:

For the nine months ended September 30, 2017 and 2016, cost of revenue was approximately $4,253,000 and $2,657,000, respectively, an increase of approximately $1,596,000. Product cost of revenues increased approximately $1,073,000 during the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016 due to increased sales. Product gross margins were approximately 67% for the nine months ended September 30, 2017, as compared to approximately 66% for the nine months ended September 30, 2016 primarily due to the mix of direct and distributor sales. Grant income related expenses increased due to direct labor and other costs being deployed toward grant-funded activities, an increase of approximately $523,000 during the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016.

Research and Development Expenses:

For the nine months ended September 30, 2017, research and development expenses were approximately $1,628,000, as compared to research and development expenses of approximately $3,120,000 for the nine months ended September 30, 2016, a decrease of approximately $1,492,000. This decrease was due to a reduction in costs related to the various clinical studies of approximately $1,057,000 and an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $524,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs. These decreases were offset by increases in other research and development costs of approximately $89,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $961,000 for the nine months ended September 30, 2017, as compared to approximately $853,000 for the nine months ended September 30, 2016. The increase of approximately $108,000 was due to an increase in employment agency fees of approximately $110,000 related to the hiring of senior level personnel and increases in legal fees of approximately $56,000 related to various corporate initiatives. These increases were offset by decreases in accounting and audit fees of approximately $14,000 due to fees incurred related to the audit of our internal controls as required by The Sarbanes-Oxley Act of 2002 in 2016 that did not recur in 2017 and a decrease in consulting fees of approximately $46,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $9,698,000 for the nine months ended September 30, 2017, as compared to approximately $6,736,000 for the nine months ending September 30, 2016, an increase of $2,962,000. The increase in selling, general, and administrative expenses was due to an increase in non-cash stock compensation expense of approximately $1,427,000 primarily based upon progress toward meeting the 2017 operating milestones, increases in salaries, commissions and related costs of approximately $489,000 due to headcount additions and increases in product sales, an increase in royalty expenses of approximately $329,000 due to the increase in product sales, additional sales and marketing costs, which include advertising and conferences of approximately $360,000 and an increase in travel and entertainment costs and other expenses of approximately $64,000, an increase in occupancy cost of approximately $84,000 related to facility expansion, an increase in public relations expense of approximately $64,000, an increase in office supplies and related expenses of approximately $100,000 and other general and administrative cost increases of approximately $45,000.

Interest Income (Expense):

For the nine months ended September 30, 2017, interest expense was approximately $498,000, as compared to interest income of approximately $112,000 for the nine months ended September 30, 2016. This increase in interest expense of approximately $386,000 is directly related to interest expense incurred and amortization of loan acquisition costs related to the Company’s financing facility with Bridge Bank on which $5,000,000 was drawn on June 30, 2016 and outstanding for the nine months ended September 30, 2017 and $5,000,000 was drawn on June 30, 2017 and was outstanding during the three months ended September 30, 2017.

Gain (Loss) on Foreign Currency Transactions:

For the nine months ended September 30, 2017, the gain on foreign currency transactions was approximately $1,221,000, as compared to approximately $176,000 for the nine months ended September 30, 2016. The 2017 gain is directly related to the increase in the exchange rate of the Euro at September 30, 2017, as compared to December 31, 2016. The exchange rate of the Euro to the U.S. dollar was $1.17 per Euro at September 30, 2017 as compared to $1.05 per Euro at December 31, 2016. The 2016 gain is directly related to the increase in the exchange rate of the Euro at September 30, 2016, as compared to December 31, 2015. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at September 30, 2016 as compared to $1.08 per Euro at December 31, 2015.

Liquidity and Capital Resources

During the three months ended September 30, 2017, the Company sold 282,394 shares of its Common Stock, generating net proceeds of approximately $1.7 million under the terms of its existing Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald and Co. From October 1, 2017 through November 7, 2017, the Company sold an additional 157,398 shares of its Common Stock, generating net proceeds of approximately $1.0 million under the terms of the Sales Agreement. Total net proceeds generated from these sales during 2017 amounted to approximately $2.6 million.

On June 30, 2016, the Company and its wholly-owned subsidiary, CytoSorbents Medical, Inc., entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bridge Bank, a division of Western Alliance Bank, (the “Bank”), pursuant to which the Bank agreed to loan up to an aggregate of $10 million to the Company, to be disbursed in two equal tranches of $5 million. We received the proceeds from the first tranche on June 30, 2016 and from the second tranche on June 30, 2017.

On April 5, 2017, the Company closed on the sale of an aggregate of 2,222,222 shares of Common Stock pursuant to the Company's existing shelf registration statement (Registration No. 333-205806) on Form S-3. The Company received gross proceeds of approximately $10 million, based on a public offering price of $4.50 per share. On April 11, 2017, the Company closed the sale of an additional 333,333 shares of the Company’s Common Stock, pursuant to the underwriters’ full exercise of an over-allotment option. The Company received gross proceeds of approximately $1.5 million as a result of the exercise of the option. As a result, the Company received total gross proceeds of $11.5 million, and, after deducting the underwriting discounts and commissions and estimated expenses related to the offering, the Company received total net proceeds of approximately $10.3 million.

As a result of the receipt of additional proceeds under the Loan and Security Agreement in June 2017, and in conjunction with the closing of the equity financing in April 2017 and recent sales of the Company’s common stock under the Controlled Equity OfferingSM Sales Agreement, we believe we have sufficient liquidity to fund our operations into 2019; however, we may need to raise additional capital to fully fund pivotal trials in the United States and/or Germany. We will be better able to assess this need once the specific protocols are finalized with appropriate regulatory bodies.

2017 Fourth Quarter Revenue Guidance

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we continue to expect our second half 2017 product sales will exceed product sales reported for the first half of 2017.

For additional information please see the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017 filed on November 9, 2017 on http://www.sec.gov.

Conference Call Details:

Date: Monday, November 9, 2017

Time: 4:45 PM Eastern

Participant Dial-In: 719-325-4807

Live Presentation Webcast: http://public.viavid.com/index.php?id=126423

There will also be a simultaneous live webcast of the conference call that can be accessed through the following link: http://public.viavid.com/index.php?id=126423

An archived recording and written transcript of the conference call will be available under the Investor Relations section of the Company's website at: http://cytosorbents.com/investorrelations/financial-results/

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 44 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorbents has completed its REFRESH (REduction in FREe Hemoglobin) 1 trial – a multi-center, randomized controlled study that has demonstrated the safety and efficacy of free hemoglobin reduction with intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery.  In 2017, the company plans to initiate a pivotal REFRESH 2 trial intended to support U.S. FDA approval.  CytoSorb® has been used safely in more than 31,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $21 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/LOSS

(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited, As Adjusted)	(Unaudited)	(Unaudited, As Adjusted)
Revenues
Sales	$3,449	$2,143	$9,086	$5,593
Grant income	375	269	1,418	851
Total revenue	3,824	2,412	10,504	6,444
Cost of revenue	1,517	964	4,253	2,656
Gross profit	2,307	1,448	6,251	3,788

Expenses:
Research and development	538	1,172	1,628	3,120
Legal, financial and other consulting	238	279	962	853
Selling, general and administrative	3,680	2,141	9,698	6,736
Total expenses	4,456	3,592	12,288	10,709

Loss from operations	(2,149)	(2,144)	(6,037)	(6,921)

Other income (expense), net	95	(44)	723	64

Loss before benefit from income taxes	(2,054)	(2,188)	(5,314)	(6,857)
Benefit from income taxes	-	-	-	-
Net Loss	(2,054)	(2,188)	(5,314)	(6,857)
Dividend, warrant exercise price adjustment	-	-	336	-
Net loss available to common stockholders	$(2,054)	$(2,188)	$(5,650)	$(6,857)

Basic and diluted net loss per share of Common Stock	$(0.07)	$(0.09)	$(0.21)	$(0.27)
Weighted average number of shares of Common Stock outstanding:	28,206,437	25,444,565	27,231,145	25,420,650

Net loss	$(2,054)	$(2,188)	$(5,314)	$(6,857)
Other comprehensive loss:
Currency translation adjustment	(280)	(61)	(1,022)	(162)
Comprehensive loss	$(2,334)	$(2,249)	$(6,336)	$(7,019)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2017 (Unaudited)	December 31, 2016 (As Adjusted)
ASSETS:
Cash and cash equivalents	$15,400	$5,245
Grants and accounts receivable, net	2,350	1,433
Inventories	1,090	834
Prepaid expenses and other current assets	546	316
Total current assets	19,386	7,828

Property and equipment, net	1,033	570
Other assets	1,799	1,296
TOTAL ASSETS	$22,218	$9,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,288	$1,330
Current maturities of long-term debt	3,000	833
Accrued expenses and other current liabilities	1,490	2,115
Total current liabilities	5,778	4,278
Long-term debt, net	6,966	4,078

TOTAL LIABILITIES	12,744	8,356

Total stockholders’ equity	9,474	1,338

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$22,218	$9,694

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CytoSorbents Contact:

Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Bob Yedid

LifeSci Advisors

646-597-6989

bob@lifesciadvisors.com

Public Relations Contact:

Joshua Berkman

Rubenstein Public Relations

212-805-3055

jberkman@rubensteinpr.com